Exhibit 10.2
EXLSERVICE HOLDINGS, INC.

2018 OMNIBUS INCENTIVE PLAN

[FORM OF] RESTRICTED STOCK UNIT AGREEMENT (U.S.)

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made, effective as of the [INSERT DATE OF GRANT](hereinafter the “Date of Grant”) by and between ExlService Holdings, Inc. a Delaware corporation (the “Company”), and _______[INSERT PARTICIPANT NAME] ____________ (the “Participant”).

WHEREAS, the Company has adopted the ExlService Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted; and
WHEREAS, the Compensation and Talent Management Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock Units as provided herein and subject to the terms set forth herein.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Grant of Restricted Stock Units. The Company hereby grants on the Date of Grant, to the Participant a total of [●] Restricted Stock Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest in accordance with Section 3 hereof and settle in accordance with Section 4 hereof.

2.Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

3.Vesting. Except as otherwise provided herein, [●] percent of the Award shall vest based on continued employment with the Company (or its Affiliates) (the “Time-Based RSUs”) and [●] percent of the Award shall vest based on continued employment with the Company and the achievement of specified performance criteria described herein (the “Performance-Based

RSUs”). Each day on which a portion of the Award vests in accordance with this Agreement is referred to as a “Vesting Date”.

(a)Time-Based RSUs.

(i)Generally. Subject to the Participant’s continued employment with the Company through each applicable Vesting Date listed in the chart below (the “Vesting Chart”), the Time-Based RSUs shall become vested as follows:

Percent of Time-Based RSUs Vesting	Vesting Date
[●]	[1st] Grant Anniversary
[●]	[2nd] Grant Anniversary
[●]	[3rd] Grant Anniversary
[●]	[4th] Grant Anniversary

(ii)Change in Control. (A) Notwithstanding the foregoing, in the event that a “Change in Control” (which for purposes of this Agreement shall have the meaning set forth in the Plan as modified by the language at the end of this Section 3) occurs at a time when any portion of the Time-Based RSUs remain unvested, then effective upon the consummation of the Change in Control, the vesting of the portion of the Time-Based RSUs which is not then fully vested shall accelerate such that any portion of the Time-Based RSUs which would have become vested during the one-year period following the Change in Control shall become vested effective as of the consummation of the Change in Control.

(B) In addition: (1) in the event that Participant’s employment by the Company is terminated by the Company without Cause (as defined in the Plan) (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event Participant resigns with “Good Reason” (as defined below) at any time following a Change in Control, Participant shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of any portion of the Time-Based RSUs which is unvested as of the termination date.
(C) The term “Good Reason” shall have the meaning set forth in any employment, consulting or other agreement between the Company or an Affiliate and the Participant in effect on the date hereof, or, in the absence of such definition therein, the occurrence, without Participant’s prior written consent, of any of the following events:

(1)a substantial reduction of Participant’s duties or responsibilities, or Participant being required to report to any person other than the Board or the Company’s Chief Executive Officer or President; provided that, if there is a Change in Control and Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in Participant’s title shall not a constitute a significant reduction of Participant’s duties and authorities hereunder;

(2)Participant’s job title is adversely changed, provided that if there is a Change in Control and Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in Participant’s title shall not constitute a significant reduction of Participant’s duties and authorities hereunder;

(3) following a Change in Control, a change in the office or location where Participant is based of more than thirty (30) miles, which new location is more than thirty (30) miles from Participant’s primary residence; or

(4) following a Change in Control, a breach by the Company of any material term of any employment, consulting, or similar agreement between the Company and Participant;

provided that, a termination by Participant with Good Reason shall be effective only if, within thirty (30) days following Participant’s first becoming aware of the circumstances giving rise to Good Reason, Participant delivers a “notice of termination” for Good Reason to the Company, and the Company within fifteen (15) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

(iii)Death. Notwithstanding the foregoing, in the event that Participant’s employment with the Company is terminated due to Participant’s death at a time when any portion of the Time-Based RSUs remain unvested, the portion of the Time-Based RSUs which is unvested shall become immediately vested effective as of the date of Participant’s death.

(iv)Retirement. Notwithstanding the foregoing, and assuming that such Time-Based RSUs have been outstanding for at least six (6) months from the Grant Date, in the event that Participant’s employment with the Company is terminated, other than by Company for Cause (as defined in the Plan),

(1)after having attained age sixty (60) with at least ten (10) years of service with the Company (or its Affiliates) at a time when any portion of the Time-Based RSUs remain unvested, then one-hundred percent (100%) of that portion of the Participant’s Time-Based RSUs (and only that portion) that is scheduled to vest within the next twelve (12) months shall become immediately vested as of the date the Participant terminates employment, and any remaining unvested Time-Based RSUs shall be immediately forfeited; and

(2)after having attained age sixty (60) with at least five (5) years and less than ten (10) years of service with the Company (or its Affiliates) at a time when any portion of the Time-Based RSUs remain unvested, then the applicable percentage of the Participant’s Time-Based RSUs (and only that portion) that is scheduled to vest within the next twelve (12) months, as described below (the “Prorated Percentage”), shall become immediately vested as of the date the Participant terminates employment, and any remaining unvested Time-Based RSUs shall be immediately forfeited.

Completed Years of Service: At least	Prorated Percentage

Five (5) years	50%
Six (6) years	60%
Seven (7) years	70%
Eight (8) years	80%
Nine (9) years	90%

For purposes of this Section 3(a)(iv), years of service with the Company (or its Affiliates) does not include tenure at any organization acquired by the Company (or its Affiliates) prior to the closing date of such acquisition.

Any Time-Based RSUs shall be settled in accordance with Section 4 of this Agreement.

(b)Performance-Based RSUs.

(i)Generally. Except as otherwise provided herein, [●] percent of the Performance-Based RSUs shall cliff vest on [●], based on continuous service with the Company through such Vesting Date and the achievement of Company revenues against the aggregate revenue target as set forth on Exhibit A (the “Revenue-Based RSUs”); and [●] of the Performance-Based RSUs shall cliff vest on [●], based on continuous service with the Company through such Vesting Date and the achievement of relative total stockholder return (“TSR”) performance of the Company against the Peer Group (as defined on Exhibit B) over the period from [●] through [●] (the “TSR Performance Period”) as set forth on Exhibit B (the “TSR-Based RSUs”).

(ii)Change in Control. Notwithstanding the foregoing:

(A)Revenue-Based RSUs. In the event that a Change in Control occurs before [●], one hundred percent (100%) of the Revenue-Based RSUs will be deemed earned as of the date of the Change in Control. For the avoidance of doubt, in such event, the Participant will be unable to earn any additional Revenue-Based RSUs.

(B)TSR-Based RSUs. In the event that a Change in Control occurs on or before the first anniversary of the Date of Grant, one hundred percent (100%) of the TSR-Based RSUs will be deemed earned as of the date of the Change in Control. For the avoidance of doubt, in such event, the Participant will be unable to earn any additional TSR-Based RSUs. In the event that a Change in Control occurs after the first anniversary of the Date of Grant, then (i) the TSR Performance Period shall be deemed to end on the date of the Change in Control, and the Committee shall determine the TSR of the Company and the Peer Group (as defined in Exhibit B) as of such date, and shall determine the number of TSR-Based RSUs earned by the Participant; and (ii) for purposes of determination of the Company’s TSR for the TSR Performance Period, the Company’s stock price shall be equal to the consideration paid per share of the Company’s common stock in the Change in Control transaction, as determined by the Committee (and shall not be equal to the 30-day average of the Company’s stock price on the last day of the TSR Performance Period, as set forth in Exhibit B).

(C)The Performance-Based RSUs deemed earned in accordance with the foregoing provisions of this Section 3(b)(ii) will be treated as immediately vested in accordance with the schedule set forth in the special Change in Control vesting chart below (the “Special CIC Vesting Chart”) as well as additional vesting based on the methodology set forth in Section 3(a)(ii), subject to the Participant’s continuous employment with the Company or an Affiliate through the consummation of the Change in Control, assuming for such purpose that such deemed earned Performance-Based RSUs had originally been subject only to time-based vesting, as set forth in the Special CIC Vesting Chart.

Vested Percent of Deemed Earned Performance-Based RSUs	Vesting Date
[33.33%]	[●]
[66.67%]	[●]
[100%]	[●]

Accordingly, for example, the Special CIC Vesting Chart and the methodology of Section 3(a)(ii) shall be applied effective as of the consummation of the Change in Control so that: (x) to the extent that any of the Vesting Dates set forth in the Special CIC Vesting Chart occurred prior to the date of the occurrence of the Change in Control, then a portion (as set forth in such chart) of such deemed earned Performance-Based RSUs shall be immediately vested effective upon the consummation of the Change in Control; and (y) after taking into account any accelerated vesting pursuant to the immediately preceding clause (x), effective upon the consummation of the Change in Control, the vesting of the portion of such deemed earned Performance-Based RSUs that are not then fully vested shall accelerate such that any portion of those deemed earned Performance-Based RSUs which would have become vested during the one-year period following the Change in Control (based on the application of the Special CIC Vesting Chart to such Performance-Based RSUs), shall become vested effective as of the consummation of the Change in Control. The remaining portion of the deemed earned Performance-Based RSUs shall cliff vest on [●], subject to the Participant’s continuous employment with the Company or an Affiliate through such date; provided that (1) in the event that Participant’s employment by the Company is terminated by the Company without Cause (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event Participant resigns with Good Reason at any time following a Change in Control, Participant shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of the remaining portion of the deemed earned Performance-Based RSUs which is unvested as of the termination date.

(iii)Death. Notwithstanding the foregoing:

(A)Prior to a Change in Control. In the event that no Change in Control has occurred and Participant’s employment with the Company is terminated due to Participant’s death prior to [●], Participant shall become immediately vested in a number of Performance-Based RSUs equal to (x) the number of completed full months from [●] to the date of Participant’s death divided by (y) [●] multiplied by (z) 100% of the Performance-Based RSUs, effective as of the date of Participant’s death.

(B)After a Change in Control. In the event that Participant’s employment with the Company is terminated due to Participant’s death prior to [●] but after a Change in Control has occurred, Participant shall become immediately vested in 100% of the Performance-Based RSUs that were deemed earned as a result of the Change in Control pursuant to Section 3(b)(ii) above, effective as of the date of Participant’s death.

(iv)Retirement. Notwithstanding the foregoing, and assuming that such Performance-Based RSUs have been outstanding for at least six (6) months from the Grant Date, in the event that Participant’s employment with the Company is terminated, other than by Company for Cause,
(A)after having attained age sixty (60) with at least ten (10) years of service with the Company (or its Affiliates) prior to [●], the Vesting Date for the Performance-Based RSUs, Participant shall earn a pro rata portion of the Performance-Based RSUs based on actual Company performance (with respect to the Revenue and TSR performance goals) at the end of the performance period, as determined by the Committee.
Such proration shall be determined as follows: the number of Performance-Based RSUs (rounded to the nearest whole number) that have been deemed earned by the Committee shall vest based on the product of the total number of Performance-Based RSUs granted on the Grant Date multiplied by the quotient of (x) divided by (y), where (x) equals the total number of years of service completed by Participant from the Grant Date (rounding up the number of years of service) and (y) equals three (3);
(B)after having attained age sixty (60) with at least five (5) years and less than ten (10) years of service with the Company (or its Affiliates) prior to [●], the Vesting Date for the Performance-Based RSUs, the Participant shall earn a pro rata portion of the Performance-Based RSUs calculated in accordance with the methodology outlined in subsection 3(b)(iv)(1) immediately above, provided that such amount shall be reduced by the applicable percentage set forth below (the “Reduction Percentage”).

Completed Years of Service: At least	Reduction Percentage
Five (5) years	50%
Six (6) years	40%
Seven (7) years	30%
Eight (8) years	20%
Nine (9) years	10%

For purposes of this Section 3(b)(iv), years of service with the Company (or its Affiliates) does not include tenure at any organization acquired by the Company (or its Affiliates) prior to the closing date of such acquisition.

Any Performance-Based RSUs shall be settled in accordance with Section 4 of this Agreement after the end of the performance period. The determination of any prorated Performance-Based RSU shall be made by the Committee in its sole discretion.

(c)Special 409A Rule. Notwithstanding anything to the contrary in this Section 3, to the extent necessary to comply with Section 409A of the Code, a Change in Control hereunder shall not give rise to any acceleration of the vesting of any portion of an Award hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

4.Terms.

(a)Settlement. As soon as practicable following each applicable Vesting Date (including as applicable the date of consummation of a Change in Control and certain terminations of employment upon or following a Change in Control, as applicable), the Company shall settle the portion of the Award that is vested on such date and shall therefore (i) issue and deliver to the Participant one share of Common Stock for each Restricted Stock Unit subject to the Award that has vested (the “RSU Shares”), with any fractional shares paid out in cash (and, upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company. The Committee shall make all determinations with respect to the Performance-Based RSUs as soon as administratively practicable after [●] (or as of the Change in Control, as applicable) such that settlement of the earned and vested Performance-Based RSUs shall be made within the applicable short-term deferral period for purposes of Section 409A of the Code.

(b)Dividend Equivalents. If on any date that Restricted Stock Units remain credited to the Account, dividends are paid by the Company on outstanding shares of its Common Stock (“Shares”) (each, a “Dividend Payment Date”), then the Participant's Account shall, as of each such Dividend Payment Date, be credited with an amount (each such amount, a “Dividend Equivalent Amount”) equal to the product of (i) the number of Restricted Stock Units in the Account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee). On each applicable Vesting Date, in connection with the settlement and delivery of RSU Shares as contemplated by Section 4(a), the Participant shall be entitled to receive a payment, without interest, of an amount in cash equal to the accumulated Dividend Equivalent Amounts in respect of the RSU Shares so delivered.

(c)Taxes and Withholding. Upon the settlement of the Award in accordance with Section 4(a) hereof, the Participant shall recognize taxable income in respect of the Award, and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. Upon the settlement of the Award in RSU Shares, the Participant shall be required as a condition of such settlement to pay to the Company by check or wire transfer the amount of any income, payroll, or social tax withholding that the Company determines is required; provided that the Participant may elect to satisfy such tax withholding obligation by having the Company withhold from the settlement that number of RSU Shares having a Fair Market Value equal to the amount of such withholding; provided, further, that the number of RSU Shares that may be so withheld by the Company shall be limited to that number of RSU Shares having an aggregate Fair Market Value on the date of such withholding equal to the aggregate amount of the Participant’s income, payroll and social tax liabilities based upon the applicable minimum withholding rates.

(d)Forfeiture. Except as otherwise provided in the Plan, or as set forth in any employment, consulting or other agreement between the Company or an Affiliate and the Participant in effect on the date hereof, if the Participant’s employment with the Company terminates prior to any Vesting Date for any reason, all remaining Restricted Stock Units credited to the Account shall be forfeited without further consideration to the Participant. In addition, the Award or any RSU Shares shall be subject to cancellation, forfeiture or recoupment as determined by the Committee upon the occurrence of a violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and its Affiliates, including facts and circumstances discovered after termination of service.

(e)Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his Account, he has no voting rights with respect to the Company unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to Section 4(a) hereof.

(f)Rights as a Stockholder. Upon and following each Vesting Date, the Participant shall be the record owner of the RSU Shares settled upon such applicable date unless and until such RSU Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the RSU Shares. Prior to the first Vesting Date, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Stock Units.

5.Miscellaneous.

(a)General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b)Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

ExlService Holdings, Inc.
320 Park Avenue, 29th Floor
New York, NY 10022

Attention: General Counsel

if to the Participant, at the Participant’s last known address on file with the Company.

        All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

6.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
7.No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company (or its Affiliates) or shall interfere with or restrict in any way the right of the Company (or its Affiliates), which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.
8.Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary.
9.Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
10.Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Except as set forth in Section 16(b) of the Plan, no change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.
11.Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
12.Governing Law. Except for the Arbitration Agreement attached hereto as Exhibit C, which is expressly governed by the Federal Arbitration Act (FAA), this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware. Should the FAA not govern the Arbitration Agreement for any reason, then that portion of this agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law of that or any other jurisdiction.
13.Binding Agreement to Arbitrate. This Agreement is subject to the Arbitration Agreement attached hereto as Exhibit C, which is incorporated by reference herein. Except as otherwise provided in Exhibit C, the Arbitration Agreement establishes an exclusive forum for the resolution of all disputes covered by the Arbitration Agreement that otherwise could be resolved in court. BY ENTERING INTO THIS AGREEMENT, THE PARTICIPANT AND THE COMPANY ACKNOWLEDGE AND AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTICIPANT AND THE COMPANY ARE GIVING UP ANY RIGHTS THEY MAY HAVE TO A COURT OR JURY TRIAL OF ALL SUCH DISPUTES, which are not limited to only those arising under this agreement.
14.Electronic Delivery and Acceptance. The Company has decided to deliver documents related to current or future participation in the Plan by electronic means and to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.
15.Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
16.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. PLEASE NOTE: Participant’s designation/election via the current plan administrator’s website that Participant has read and accepted the terms of this Agreement and the terms and conditions of the Plan is considered Participant’s electronic signature and Participant’s express consent to this Agreement and the terms and conditions set forth in the Plan.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ExlService Holdings, Inc.

By:
Title:

Participant

Exhibit A: Revenue-Based RSUs

Except as may otherwise be provided herein, the Revenue-Based RSUs shall vest based on the achievement of Company revenues against the aggregate revenue target for the period beginning on [●] and ending on [●], as set forth herein. For purposes of this Exhibit A, “revenue” shall have the meaning given such term in the Board-approved budget for the fiscal year in which the Award is granted.

The Company aggregate revenue target for the [YEAR] Revenue-Based PRSUs for the period beginning on [●] and ending on [●] is $[●], and the sliding scale used to determine payout achievement is as set forth in the table below:

[YEAR] PRSU Plan – 3 Year Aggregate Revenue Target Sliding Scale:

Achievement on Revenue Target	Funding
[110%]	[200%]
[100%]	[100%]
[90%]	[25%]

To the extent the Company’s revenue falls in between [90% and 100%], the percentage of Revenue-Based RSUs earned will be determined based on [straight line interpolation] calculated using a revenue target range between [90% and 100%] and a funding range between [25% and 100%]. For example, if [95%] of the revenue target is achieved, [62.5%] of the Revenue-Based RSUs will be earned. To the extent the Company’s revenue falls in between [100% and 110%], the percentage of Revenue-Based RSUs earned will be determined based on [straight line interpolation] calculated using a revenue target range between [100%] and [110%] and a funding range between [100% and 200%]. For example, if [105%] of the revenue target is achieved, [150%] of the Revenue-Based RSUs will be earned.

Exhibit B: TSR-Based RSUs

The Committee has designated the following peer group of public companies in the Company’s 8-digit Global Industry Classification Standard sub-industry group (the “Peer Group”):

[

TSR Peer Group
Affirm Holdings, Inc.	AppTech Payments Corp.	Automatic Data Processing, Inc.	Block, Inc.
Broadridge Financial Solutions, Inc.	Cantaloupe, Inc.	Cass Information Systems, Inc.	Concentrix Corporation
Conduent Incorporated	CSG Systems International, Inc.	DLocal Limited	Euronet Worldwide, Inc.
EVERTEC, Inc.	EVO Payments, Inc.	Exela Technologies, Inc.	Fidelity National Information Services, Inc.
Fiserv, Inc.	FLEETCOR Technologies, Inc.	Flywire Corporation	Genpact Limited
Getnet Adquirencia e Servicos para Meios de Pagamento S.A. - Instituicão de Pagamento	Global Blue Group Holding AG	Global Payments Inc.	i3 Verticals, Inc.
IBEX Limited	Innodata Inc.	International Money Express, Inc.	Jack Henry & Associates, Inc.
Marqeta, Inc.	Mastercard Incorporated	Maximus, Inc.	MoneyGram International, Inc.
Nuvei Corporation	PagSeguro Digital Ltd.	Paya Holdings Inc.	Paychex, Inc.
Paymentus Holdings, Inc.	Payoneer Global Inc.	PayPal Holdings, Inc.	Paysafe Limited
PaySign, Inc.	Priority Technology Holdings, Inc.	QIWI plc	Remitly Global, Inc.
Repay Holdings Corporation	Sabre Corporation	Shift4 Payments, Inc.	Startek, Inc.
Steel Connect, Inc.	StoneCo Ltd.	TaskUs, Inc.	TDCX Inc.
TELUS International (Cda) Inc.	The OLB Group, Inc.	The Western Union Company	Toast, Inc.
TTEC Holdings, Inc.	Usio, Inc.	Verra Mobility Corporation	VIQ Solutions Inc.
Visa Inc.	WEX Inc.	WNS (Holdings) Limited	AvidXchange Holdings, Inc.
Lesaka Technologies, Inc.	Ryvyl Inc.	SS&C Technologies Holdings, Inc.	WeTrade Group, Inc.
]

The Company’s TSR for the TSR Performance Period will be computed and then compared to the TSR of the companies in the Peer Group. A participant shall earn [200%, 150%, 100%, 50% or 0%] of the TSR-Based RSUs, as applicable, if the Company’s TSR for the Performance Period equals or exceeds the [80th, 65th, 50th, 35th or 20th] percentile, respectively, of the Peer Group, when ranked by TSR for the TSR Performance Period. The percentage of TSR-Based RSUs earned will be determined based on [straight-line interpolation] to the extent the Company’s TSR falls in between the [20th and 80th] percentiles, as per the chart below:

Target TSR Percentile	Funding
[80.0]	[200%]
[65.0]	[150%]
[50.0]	[100%]
[35.0]	[50%]
[20.0]	[0%]

Notwithstanding the foregoing, if the Company’s TSR for the TSR Performance Period is negative, the maximum percentage of TSR-Based RSUs that may be earned is 100% regardless of the Company’s actual percentile ranking relative to the peer Group. TSR shall be determined in the customary manner based on the percentage increase in a company’s stock price (taking into account assumed immediate reinvestment of dividends) from the first day of the TSR Performance Period to the last day of the TSR Performance Period. For this purpose, a company’s stock price on the applicable date will be determined as the 30 calendar day average closing stock price ending on the applicable date (or the immediately preceding trading day if the applicable date is not a trading day), except as provided in Section 3(b) in the event of a Change in Control.

Companies in the Peer Group that are not publicly traded on the last day of the TSR Performance Period shall not be taken into account for TSR purposes (except that any such company that goes bankrupt will be deemed to have a negative 100% TSR).

Exhibit C: Arbitration Agreement

(See attached.)